UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2005

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2005, the Compensation Committee of the Board of Directors of Insight Enterprises, Inc. (the "Company") granted non-qualified stock options and shares of restricted stock to certain executive officers of the Company.

Grants to executive officers were as follows: Richard A. Fennessy, Chief Executive Officer, option to purchase 100,000 shares of the Common Stock of the Company; Stanley Laybourne, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, option to purchase 80,000 shares of the Common Stock of the Company; Gary M. Glandon, Executive Vice President and Chief People Officer, option to purchase 60,000 shares of the Common Stock of the Company; Stuart Fenton, General Manager, Insight UK, option to purchase 60,000 shares of the Common Stock of the Company; David Rice, Chief Information Officer, 5,000 shares of restricted Common Stock of the Company and an option to purchase 25,000 shares of the Common Stock of the Company; and Karen K. McGinnis, Senior Vice President – Finance, 5,000 shares of restricted Common Stock of the Company and an option to purchase 23,750 shares of the Common Stock of the Company.

The non-qualified stock options were granted under the Company's 1998 Long-Term Incentive Plan (the "1998 Plan"), are subject to the terms and conditions of the 1998 Plan, vest as to one-third on the first, second and third anniversaries of the date of grant subject to continued employment, are exercisable at a price of $18.53 per share (the closing price for the Company’s Common Stock on May 6, 2005) and expire on the fifth anniversary of the date of grant.

The shares of restricted stock were granted under the 1998 Plan, are subject to the terms and conditions of the 1998 Plan and vest as to one-third on the first, second and third anniversaries of the date of grant, subject to continued employment.

This information should be read in conjunction with the 1998 Plan, which has been filed as Exhibit 99.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-110915) dated December 4, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

May 12, 2005	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer